                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           THE TIMES MIRROR COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[LOGO OF TIMES MIRROR]

                                                       Times Mirror Square
                                                       Los Angeles, CA 90053

                                                       MARK H. WILLES
                                                       Chairman, President and
                                                       Chief Executive Officer,
                                                       and Publisher,
                                                       Los Angeles Times

                                              March 27, 1998

Dear Times Mirror Shareholder:

  We are pleased to invite you to attend the 1998 Annual Meeting of Shareholders of The Times Mirror Company. The meeting will be held at the offices of Newsday, Inc. at 235 Pinelawn Road in Melville, New York on Thursday, May 7, 1998 at 10:30 a.m., Eastern Time.

  Our agenda will include the formal items of business described in the accompanying Notice of Annual Meeting and Proxy Statement, as well as a report on the operations of Times Mirror during 1997 and an opportunity for questions. We will also be honoring our employees who have won awards for journalistic and editorial excellence and for innovative products and processes that help us grow revenues and better serve our customers.

  We encourage you to attend the meeting in person. Whether or not you plan to attend, your vote is important, regardless of the number of shares which you own. Please complete, sign and return the enclosed proxy card as soon as possible so that your shares will be represented. If you do plan to attend the meeting, please check the appropriate box on the proxy card.

  We hope to see you at the Annual Meeting on May 7.

                                         Sincerely,

                                         /s/ Mark H. Willes

                                         Mark H. Willes
                                         Chairman of the Board, President and
                                         Chief Executive Officer, and
                                         Publisher, Los Angeles Times

                            [LOGO OF TIMES MIRROR]

                               ----------------

                 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                               ----------------

                           NOTICE OF ANNUAL MEETING

  As a shareholder, you are invited to be represented in person or by proxy at the Annual Meeting of Shareholders of The Times Mirror Company to be held at the offices of Newsday, Inc. at 235 Pinelawn Road in Melville, New York on Thursday, May 7, 1998 at 10:30 a.m., Eastern Time, for the following purposes:

  1. To elect four persons to Class III of the Board of Directors in accordance with Article VIII, Section 1 of the Company's Certificate of Incorporation.

  2. To consider and act upon a proposal to ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the Company and its subsidiaries for the year ending December 31, 1998.

  3. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed the close of business on March 9, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

  It is important that your shares are represented at the meeting whether or not you plan to attend in person. Accordingly, you are requested to mark, sign, date and return the enclosed proxy as promptly as possible. A return envelope is provided for your convenience.

                                          By Order of the Board of Directors,

                                          /s/ Stephen C. Meier

                                          Stephen C. Meier
                                          Secretary

March 27, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Proxy Statement...........................................................   1
Election of Directors.....................................................   2
Nominees for Directors....................................................   2
Continuing Directors......................................................   4
Compensation of Directors.................................................   6
Committees of the Board of Directors......................................   7
Appointment of Independent Auditors.......................................   8
Other Matters.............................................................   8
Ownership of Voting Securities............................................   9
Executive Compensation....................................................  13
Option Grants Table.......................................................  15
Aggregated Option Exercises in 1997 and Option Values as of December 31,
 1997.....................................................................  16
Report of the Compensation Committee on Executive Compensation............  17
Compensation Committee Interlocks and Insider Participation...............  18
Stock Price Performance Graph.............................................  19
Retirement Plans..........................................................  20
Certain Relationships and Related Transactions............................  21
Section 16(a) Beneficial Ownership Reporting Compliance...................  23
Revocation of Proxies.....................................................  23
1999 Annual Meeting.......................................................  23
General...................................................................  23

                                PROXY STATEMENT

                               ----------------

                       ANNUAL MEETING OF SHAREHOLDERS OF

                           THE TIMES MIRROR COMPANY

                               ----------------

                                  MAY 7, 1998

  This Proxy Statement is furnished in connection with the solicitation by the directors of The Times Mirror Company (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held on Thursday, May 7, 1998 or at any adjournment or postponement of the meeting (the "1998 Annual Meeting"), as set forth in the accompanying notice. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about March 27, 1998. A shareholder giving a proxy may revoke it at any time before it is exercised (see Revocation of Proxies on page 23). Any proxy which is not revoked will be voted at the meeting in accordance with the shareholder's instructions. Unless otherwise directed in the accompanying proxy, the proxy holders named in the proxy will vote FOR the election of all of the nominees for director to Class III of the Board of Directors; and FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1998.

  On March 9, 1998, the record date for the determination of Company shareholders entitled to notice of and to vote at the meeting, 63,128,823 shares of Series A Common Stock and 25,472,038 shares of Series C Common Stock were outstanding. Each share of Series A Common Stock is entitled to one vote and each share of Series C Common Stock is entitled to ten votes on all matters. Shareholders have the right to elect directors by cumulative voting, with each share allocated a number of votes equal to the votes to which the share is entitled times the number of directors to be elected, which votes may be cast for one candidate or distributed among any two or more candidates.

  The four nominees for director who receive the greatest number of votes cast will be elected. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1998. Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  The annual report of the Company for the year ended December 31, 1997 is being mailed to shareholders with this Proxy Statement.


                           THE TIMES MIRROR COMPANY
              TIMES MIRROR SQUARE, LOS ANGELES, CALIFORNIA 90053

                             ELECTION OF DIRECTORS

  One of the purposes of the 1998 Annual Meeting is the election of four persons to Class III of the Board of Directors in accordance with Article VIII, Section 1 of the Company's Certificate of Incorporation. As indicated above, shareholders have the right to elect directors by cumulative voting. Unless instructed to the contrary, the persons named in the accompanying proxy intend to vote the shares equally for the election of all of the nominees named in this Proxy Statement to Class III of the Board of Directors. However, if votes are cast for any nominee other than those named in this Proxy Statement, the proxy holders will have full authority to vote cumulatively and to allocate votes among any or all of the Company's nominees (except to the extent that authority to vote particular shares for any particular nominee is withheld) according to their sole discretion, in order to elect the maximum number of the nominees named in this Proxy Statement to Class III of the Board of Directors. Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxy holders in their discretion for another person if such a contingency should arise. The term of each person elected as a director will continue until that director's term has expired and until his or her successor is elected and qualified.

  Gwendolyn Garland Babcock, Clayton W. Frye, Jr., William Stinehart, Jr. and Mark H. Willes were recommended by the Nominating Committee for election at the 1998 Annual Meeting to serve until the Annual Meeting to be held in 2001 and until their respective successors are elected and qualified. Two directors, C. Michael Armstrong and Richard T. Schlosberg III, resigned from the Board of Directors during 1997, and four current directors in Class III have not been nominated for reelection. In order to keep the classes of the Board of Directors as equal as possible following the 1998 Annual Meeting, Mrs. Babcock, who is currently a member of Class I, and Mr. Stinehart, who is currently a member of Class II, have been nominated for election to Class III along with Messrs. Frye and Willes, who are currently members of Class III. In addition, the number of authorized directors fixed in the Company's Bylaws will be reduced to eleven immediately following the 1998 Annual Meeting and, therefore, proxies cannot be voted for a greater number of persons than the number of nominees named below.

  The current term of directors in Class I will continue until the Annual Meeting in 1999 and the current term of directors in Class II will continue until the Annual Meeting in 2000 and, in each case, until their respective successors are elected and qualified. The name, age and principal business or occupation of each of the continuing directors and nominees are shown below in the brief description beside the photograph of each of the directors. The description also includes the year in which each of the directors first became a director of the Company, the committee memberships of each, and certain other information. The directors' and nominees' ownership of equity securities of the Company at March 9, 1998 is indicated in the section entitled "Ownership of Voting Securities" beginning on page 9.

                               ----------------

                            NOMINEES FOR DIRECTORS

  Each of the persons listed below is nominated for election to Class III of the Board of Directors (to serve three-year terms ending at the Annual Meeting to be held in 2001 and until their respective successors are elected and qualified).

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

                  GWENDOLYN GARLAND BABCOCK, 62, has been a director of the
                  Company since 1976 and is a member of the Nominating
[PHOTO APPEARS    Committee. She has been a private investor for more than
    HERE]         five years. Mrs. Babcock is a graduate of Bryn Mawr College and is a member of the Board of Overseers of The Huntington
                  Library, Art Collections and Botanical Gardens. She is also a trustee of the Chandler Trusts. (See Certain Relationships and Related Transactions beginning on page 21.) She is currently a director in Class I of the Board of Directors.

                  CLAYTON W. FRYE, JR., 67, has been a director of the Company since 1988 and is Chairman of the Compensation Committee and the Executive Compensation Subcommittee of the Compensation
[PHOTO APPEARS    Committee and a member of the Nominating Committee and the
     HERE]        Finance Committee. He is the Senior Associate of Laurance S.
                  Rockefeller. He has served in that capacity since 1973 and is responsible for overseeing and directing Mr.
                  Rockefeller's business, real estate and investment interests as well as managing his own business and real estate interests. Mr. Frye is a graduate of Stanford University where he received both a B.A. degree and an M.B.A. degree.
                  He is a partner in Rockefeller and Associates Realty, a Director of Tejon Ranch Company and several privately-held companies including King Ranch, Inc. Mr. Frye serves on The
                  Advisory Council of The Stanford University Graduate School of Business and is a Trustee of The White House Historical
                  Association and other not-for-profit Foundations.


                  WILLIAM STINEHART, JR., 54, has been a director of the
                  Company since 1991 and is a member of the Nominating
                  Committee and the Finance Committee. He is a partner in the law firm of Gibson, Dunn & Crutcher LLP where he has
[PHOTO APPEARS    practiced law since 1969. Gibson, Dunn & Crutcher LLP has
     HERE]        provided legal services to the Company and its subsidiaries for many years and is expected to do so in the future. Mr.
                  Stinehart holds a B.A. degree from Stanford University and a J.D. degree from UCLA Law School, and is a member of the Board of Trustees of the Harvey and Mildred Mudd Foundation.
                  He is also a trustee of the Chandler Trusts. (See Certain
                  Relationships and Related Transactions beginning on page
                  21). He is currently a director in Class II of the Board of Directors.


                  MARK H. WILLES, 56, is Chairman of the Board, President and
                  Chief Executive Officer of the Company. A director of the
                  Company since June 1, 1995, Mr. Willes was also elected
                  President and Chief Executive Officer of the Company at that
[PHOTO APPEARS    time. He was elected Chairman of the Board effective January
     HERE]        1, 1996 and became Publisher of the Los Angeles Times in
                  September 1997. Prior to joining the Company, Mr. Willes was employed by General Mills, Inc., commencing in 1980, where he held a variety of positions including Chief Financial
                  Officer, President and Chief Operating Officer and, at the time of his departure, Vice Chairman of the Board of Directors. He was also a director of that company. Mr.
                  Willes was President of the Federal Reserve Bank of
                  Minneapolis from 1977 to 1980. In 1971, Mr. Willes joined the Philadelphia Reserve Bank where he held a number of positions including Director of Research and First Vice
                  President. He was Assistant Professor of Finance and
                  Commerce at the University of Pennsylvania from 1967 to 1971. Mr. Willes received an undergraduate degree from Columbia College and a doctorate from Columbia Graduate
                  School of Business. He is also a director of The Black &
                  Decker Corporation and Talbots, Inc.

                             CONTINUING DIRECTORS

  CLASS I (currently serving until the 1999 Annual Meeting and until their respective successors are elected and qualified):


                  DONALD R. BEALL, 59, has been a director of the Company
                  since 1990 and is a member of the Compensation Committee,
                  Executive Compensation Subcommittee of the Compensation
                  Committee and the Nominating Committee. He is Chairman of
[PHOTO APPEARS    the Executive Committee and Retired Chairman of the Board
     HERE]        and Chief Executive Officer of Rockwell International
                  Corporation, a leading provider of technology solutions in the industrial automation, semiconductor systems, avionics and communications systems and automotive component systems business. Prior to assuming his positions as Chairman of the Board and Chief Executive Officer in February 1988, Mr.
                  Beall served as President and Chief Operating Officer of
                  Rockwell International for ten years. Mr. Beall received a B.S. degree from San Jose State University and an M.B.A.
                  degree from the University of Pittsburgh. He is also a director of Amoco Corporation and Procter & Gamble Co.


                  JOAN A. PAYDEN, 66, has been a director of the Company since
                  1993 and is a member of the Audit Committee, the Finance
                  Committee and the Public Responsibility Committee. She is a
                  founder, president and chief executive officer of Payden &
[PHOTO APPEARS    Rygel, an investment management firm registered under the
     HERE]        Investment Company Act of 1940 which manages domestic and
                  global fixed-income portfolios. She has held those positions since the formation of the firm in 1983. Prior to that time, Ms. Payden was the managing partner of the west coast operation of Scudder, Stevens & Clark. Ms. Payden has a B.A.
                  degree in Mathematics and Physics from Trinity College in Washington, D.C. and completed graduate study at Columbia
                  University as well as the Advanced Management Program at Harvard Business School. She is a chartered financial analyst and is the President of the Investment Counseling
                  Association of America. She is also a director of the Los
                  Angeles Chamber of Commerce, a trustee of the Pacific Asia
                  Museum and of Loyola Marymount University, and a member of the Board of Visitors of the Anderson Graduate School of Management at UCLA.


                  WARREN B. WILLIAMSON, 69, has been a director of the Company since 1977 and is Chairman of the Finance Committee and a
                  member of the Compensation Committee. He is Chairman of the
[PHOTO APPEARS    Board of Trustees of the Chandler Trusts. (See Certain
     HERE]        Relationships and Related Transactions beginning on page
                  21). In 1989, Mr. Williamson retired from Crowell, Weedon and Co., a stock brokerage firm with which he had been associated since 1970. Mr. Williamson is a graduate of Claremont Men's College. He is a director of Hollywood Park,
                  Inc. and Chairman Emeritus of the Trustees of the Art Center
                  College of Design.

                             CONTINUING DIRECTORS

  CLASS II (currently serving until the 2000 Annual Meeting and until their respective successors are elected and qualified):

                  JOHN E. BRYSON, 54, has been a director of the Company since
                  1991 and is a member of the Compensation Committee, the
                  Executive Compensation Subcommittee of the Compensation
[PHOTO APPEARS    Committee and the Audit Committee. He is Chairman of the
     HERE]        Board and Chief Executive Officer of Edison International
                  Company and its largest subsidiary, Southern California
                  Edison Company, a public utility. He has held those positions since October 1990. Mr. Bryson holds a B.A. degree from Stanford University and a J.D. degree from Yale Law
                  School. Mr. Bryson is also a director of The Boeing Co. and the W.M. Keck Foundation and a trustee of Stanford
                  University.


                  BRUCE CHANDLER, 61, has been a director of the Company since
                  1975 and is a member of the Finance Committee. He has been a private investor since 1989. From 1968 to 1989, he practiced law in the State of California. Mr. Chandler is a graduate
[PHOTO APPEARS    of the University of Southern California and holds a J.D.
     HERE]        degree from the University of San Diego School of Law. He is also a trustee of the Chandler Trusts. (See Certain
                  Relationships and Related Transactions beginning on page
                  21.)

                  DR. ALFRED E. OSBORNE, JR., 53, has been a director of the
                  Company since 1980 and is Chairman of the Audit Committee
                  and a member of the Compensation Committee, the Executive
[PHOTO APPEARS    Compensation Subcommittee of the Compensation Committee and
     HERE]        the Nominating Committee. He is Director of the Harold Price
                  Center for Entrepreneurial Studies and Associate Professor of Business Economics at the Anderson Graduate School of
                  Management at UCLA. He has been with UCLA since 1972. From
                  August 1977 to July 1979, Dr. Osborne served as a Brookings
                  Institution Economic Policy Fellow at the Securities and
                  Exchange Commission. He holds a bachelor's degree in electrical engineering, a master's degree in economics, a master of business administration in finance and a doctorate in business-economics, all from Stanford University. He is also a director of Greyhound Lines, Inc., Nordstrom, Inc.
                  and United States Filter Corporation. He is a trustee of Sierra Trust Funds and an independent general partner of Technology Funding Venture Partners V, a 1940 Investment
                  Company Act company.


                  DR. EDWARD ZAPANTA, 59, has been a director of the Company since 1988 and is Chairman of the Nominating Committee and a member of the Public Responsibility Committee, the
[PHOTO APPEARS    Compensation Committee and the Executive Compensation
     HERE]        Subcommittee of the Compensation Committee. He is a
                  practicing physician providing neurosurgical care in the Los
                  Angeles area. He has been in private practice since 1970.
                  Dr. Zapanta attended UCLA, received his M.D. degree from the University of Southern California School of Medicine, and currently serves as a trustee of the University of Southern
                  California. He is a clinical professor of surgery, department of Neurological Surgery, at the University of Southern California. Dr. Zapanta is also Senior Medical
                  Director of HealthCare Partners Medical Group and a director of Edison International and the Irvine Foundation.

                           COMPENSATION OF DIRECTORS

  The Board of Directors presently has fifteen directors, two of whom are salaried employees of the Company. Salaried employees receive no additional compensation or benefits for their service as directors. During 1997, each non-employee director received an annual retainer of 500 shares of Series A Common Stock. In addition, each of them received a cash payment equal to the value of 500 shares of such stock, based on an average of the prevailing market prices at the time. Non-employee chairpersons of committees of the Board also received an annual retainer of 60 shares of Series A Common Stock and a cash payment equal to the value of 60 shares of such stock. A director may also elect to receive the cash portion of the annual retainer or the chairperson retainer in the form of Series A Common Stock.

  Non-employee directors also receive annually an option grant for 5,000 shares of Series A Common Stock under the Company's 1997 Directors Stock Option Plan. These stock options are immediately exercisable at a price equal to the fair market value of the Series A Common Stock on the date of grant and have a term of ten years.

  Non-employee directors may elect to defer the receipt of any part of their retainer. If a director defers receipt of the cash portion and/or stock portion of the retainer, an amount valued with reference to shares of Series A Common Stock will be credited to an unfunded stock unit account. During the deferral period, this account will be credited with additional stock units equal to the value of dividends declared on the Series A Common Stock represented by stock units in the account. The aggregate value of the stock units will be distributed in shares of Series A Common Stock under The Times Mirror Non-Employee Directors Stock Plan at the end of the deferral period and over the payment period selected by the director.

  Prior to December 31, 1996, non-employee directors participated in the Company's Pension Plan for Directors, which provided for the payment after retirement from the Board of an annual benefit equal to the sum of the amount of the annual retainer at the time of retirement plus the amount of the Board and committee attendance fees paid or payable for the calendar year preceding retirement. The duration of the payment equaled the number of years of service as an outside director.

  In January 1997, the Board determined that benefit accruals under the Pension Plan for Directors would cease effective December 31, 1996, and that no future directors would be entitled to participate in the plan. Directors who retired prior to 1997 will continue to receive benefits previously earned under that pension plan and directors who were on the Board as of January 1, 1997 have received or will receive (either in a lump sum payment or in installments) an amount in lieu of benefits accrued under the pension plan as of December 31, 1996. For each director who elected to receive a future payment of such amount, the Company entered into an agreement with that director specifying the Company's obligation to accumulate amounts at 9% compounded annually and to make payments at the date and over the period specified by the director.

  For each non-employee director, the Company provides $150,000 life insurance coverage and $100,000 travel accident insurance for travel on Company business.

                     COMMITTEES OF THE BOARD OF DIRECTORS

  The standing committees of the Board are the Audit Committee, Compensation Committee, Executive Compensation Subcommittee of the Compensation Committee, Finance Committee, Nominating Committee and Public Responsibility Committee. The functions of each of these six committees are described and the members of each are listed below.

  Each year, the Audit Committee reviews the Company's audit plan, the scope of activities of the independent auditors and of the internal auditors, the results of the audit after completion, and the fees for services performed during the year, and recommends to the Board of Directors the firm to be appointed as independent auditors. During a portion of each meeting, this Committee meets with representatives of the independent auditors without officers or employees of the Company present. The members of the Audit Committee are Dr. Alfred E. Osborne, Jr. (Chairman), John E. Bryson, Robert F. Erburu, Joan A. Payden and Harold M. Williams, none of whom is either an officer or employee of the Company. The Audit Committee met three times in 1997.

  The Compensation Committee administers the Company's employee and management compensation and stock plans, determines the compensation of officers of the Company, authorizes and approves bonus-incentive compensation and stock option programs for personnel of the Company and considers and discusses other matters relating to key executive personnel, including management succession and promotions. Clayton W. Frye, Jr. (Chairman), Donald R. Beall, John E. Bryson, Dr. Alfred E. Osborne, Jr., Warren B. Williamson and Dr. Edward Zapanta, none of whom is either an officer or employee of the Company, are the members of the Compensation Committee. The Compensation Committee met three times in 1997.

  The Executive Compensation Subcommittee of the Compensation Committee determines the compensation of and approves stock option grants to executive officers of the Company. Clayton W. Frye, Jr. (Chairman), Donald R. Beall, John E. Bryson, Dr. Alfred E. Osborne, Jr. and Dr. Edward Zapanta, none of whom is either an officer or employee of the Company, are the members of this Subcommittee. This Subcommittee was created in February 1998 and, therefore, did not meet in 1997.

  The Finance Committee reviews financial policies and performance objectives as developed by the Company's management. Warren B. Williamson (Chairman), Bruce Chandler, Clayton W. Frye, Jr., Joan A. Payden, William Stinehart, Jr. and Harold M. Williams are the members of the Finance Committee, which met once in 1997.

  The Nominating Committee considers and recommends to the Board nominees for possible election to the Board of Directors and considers other matters pertaining to the size and composition of the Board of Directors and its committees. The members of the Nominating Committee are Dr. Edward Zapanta (Chairman), Gwendolyn Garland Babcock, Donald R. Beall, Otis Chandler, Clayton
W. Frye, Jr., Dr. Alfred E. Osborne, Jr. and William Stinehart, Jr. The Nominating Committee recommended the nomination of all of the nominees to Class III for election at the 1998 Annual Meeting. The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders as possible nominees, if such recommendations are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the persons recommended and such persons consent to be considered. Such recommendations must be submitted in writing to the Secretary of the Company by no later than December 31 preceding the annual meeting of shareholders at which directors are to be elected. The Nominating Committee met twice in 1997.

  The Public Responsibility Committee reviews and evaluates policies and practices of the Company to assure that they are consistent with high standards of responsible corporate conduct, as well as with the Company's legal and other obligations to its employees, consumers, communities and society as a whole. The members of the Public Responsibility Committee are Harold M. Williams (Chairman), Otis Chandler, Robert F. Erburu, Joan A. Payden and Dr. Edward Zapanta. The Public Responsibility Committee met once in 1997.

  In 1997, there were seven meetings of the Board of Directors. During the year, each of the incumbent directors, other than Otis Chandler and Donald R. Beall, attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she sits. C. Michael Armstrong resigned from the Board of Directors as well as the Finance Committee and the Public Responsibility Committee effective December 16, 1997 and Richard T. Schlosberg resigned from the Board of Directors effective October 9, 1997.

                      APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors of the Company, on the recommendation of its Audit Committee (consisting of directors who are neither officers nor employees of the Company--see page 7), has appointed Ernst & Young LLP as independent auditors for the Company and its subsidiaries for 1998. As a matter of corporate practice, the Company is submitting the appointment of Ernst & Young LLP to shareholders for ratification. If shareholders fail to ratify the appointment, the Audit Committee will review its selection for subsequent years.

  Ernst & Young LLP has served as independent auditors for the Company since 1936. One or more members of the firm will attend the 1998 Annual Meeting. Ernst & Young LLP has indicated that it does not presently intend to make a statement at the 1998 Annual Meeting, but a member of the firm will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                                 OTHER MATTERS

  Management does not know of any matter to be acted upon at the 1998 Annual Meeting other than the matters described above. If any other matter properly comes before the 1998 Annual Meeting, however, the proxy holders will vote on those matters in accordance with their best judgment.

                        OWNERSHIP OF VOTING SECURITIES

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

  The following table sets forth the ownership of the outstanding shares of the voting securities of the Company as of March 9, 1998 (except as otherwise noted), held by persons known to the Company to beneficially own more than 5% of the outstanding shares of a class of voting securities of the Company and by certain employee benefit plans maintained by the Company for various qualified retirement plans for employees of the Company and its subsidiaries. Unless otherwise indicated, beneficial ownership numbers represent shares over which the beneficial owner has sole voting and dispositive power.

                                      SERIES A   PERCENT   SERIES C   PERCENT
        NAME AND ADDRESS OF            COMMON      OF       COMMON      OF
          BENEFICIAL OWNER              STOCK   SERIES(1)   STOCK    SERIES(1)
        -------------------           --------- --------- ---------- ---------
The Trustees of the Chandler
 Trusts(2)........................... 9,305,624   14.74%  20,757,246   81.49%
  350 West Colorado Boulevard
  Suite 230
  Pasadena, CA 91105
The Times Mirror Employee Stock
 Ownership Trust(3).................. 3,212,608    5.09%   1,619,949    6.36%
  Times Mirror Square
  Los Angeles, CA 90053
Times Mirror Savings Plus Plan
 Trust(4)............................ 2,253,732    3.57%     181,518     .71%
  Times Mirror Square
  Los Angeles, CA 90053
FMR Corp.(5)......................... 9,856,113    15.6%      --         --
  82 Devonshire Street
  Boston, MA 02109
Soros Fund Management LLC(6)......... 6,266,200    9.93%      --         --
  George Soros
  Stanley F. Druckenmiller
  Duquesne Capital Management, L.L.C.
  888 Seventh Avenue, 33rd Floor
  New York, NY 10106
Putnam Investments, Inc.(7).......... 4,182,017    6.62%      --         --
  Marsh & McLennan Companies, Inc.
  Putnam Investment Management, Inc.
  The Putnam Advisory Company, Inc.
  One Post Office Square
  Boston, MA 02109

--------
(1) The percentages are based on the number of shares outstanding of each class of voting securities as of March 9, 1998, as reflected in the records of the Company.

(2) On March 9, 1998, the Chandler Trusts owned in the aggregate 9,305,624 shares of Series A Common Stock and 20,757,246 shares of Series C Common Stock. In addition to her interests in shares held by the Chandler Trusts, Gwendolyn Garland Babcock holds 12,256 shares of Series A Common Stock (over all of which Mrs. Babcock has sole voting and dispositive power), including 10,000 shares of Series A Common Stock which she may acquire upon the exercise of outstanding stock options and 1,013 stock units deferred under The Times Mirror Non-Employee Directors Stock Plan. Her husband holds 1,862 shares of Series A Common Stock and 448 shares of Series C Common Stock, and Mrs. Babcock, together with her husband, holds as co-trustee 3,229 shares of Series A Common Stock and 12,212 shares of Series C Common Stock, of which she disclaims beneficial ownership. In addition to his interests in shares held by the Chandler Trusts, Otis Chandler (individually and as a trustee) and his wife hold an aggregate of 12,970 shares of

    Series A Common Stock (of which Mr. Chandler has sole voting and dispositive power over 12,595 shares), including 11,410 shares of Series A Common Stock which he may acquire upon the exercise of outstanding stock options and 3,983 shares of Series C Common Stock. In addition to Mrs. Babcock, five other trustees of the Chandler Trusts own Series A Common Stock individually or as trustee as follows: 163,801 shares by Camilla Chandler Frost (over all of which Mrs. Frost has sole voting and dispositive power); 436 shares by Douglas Goodan (over all of which Mr. Goodan has sole voting and dispositive power); 11,248 shares by Bruce Chandler (over all of which Mr. Chandler has sole voting and dispositive power), including 10,000 shares of Series A Common Stock which he may acquire upon the exercise of outstanding stock options; 12,758 shares by William Stinehart, Jr. (of which he has sole voting and dispositive power over 12,015 shares), including 10,000 shares of Series A Common Stock which he may acquire upon the exercise of outstanding stock options and 2,015 stock units deferred under The Times Mirror Non-Employee Directors Stock Plan; and 12,540 shares by Warren B. Williamson (over all of which Mr. Williamson has sole voting and dispositive power), including 10,000 shares of Series A Common Stock which he may acquire upon the exercise of outstanding stock options and 2,257 stock units deferred under The Times Mirror Non-Employee Directors Stock Plan. On March 9, 1998, the individuals who act as trustees of the Chandler Trusts beneficially owned, directly or indirectly, in their capacities as individuals and as trustees of the Chandler and other trusts an aggregate of 9,536,674 shares of Series A Common Stock and 20,773,889 shares of Series C Common Stock constituting 15.11% of the shares of Series A Common Stock and 81.56% of the shares of Series C Common Stock outstanding on that date, representing 68.36% of the total voting interests of all outstanding shares of Series A and Series C Common Stock. Unless otherwise indicated, all beneficial ownership figures reported in this footnote represent shares over which the beneficial owner shares voting and dispositive power with others.

(3) Based on holdings as of December 31, 1997. Shares of Times Mirror stock allocated to participants' accounts in The Times Mirror Employee Stock Ownership Plan ("ESOP") are voted by the participants themselves on matters presented at meetings of shareholders. Shares with respect to which no participant directions are received are voted by the trustee of the ESOP as directed by the Plan Administration Committee, which is appointed by the Board of Directors of the Company. Fidelity Management Trust Company will replace The Northern Trust Company as trustee of the Times Mirror Savings Plus Plan on April 1, 1998. This Committee also has authority and responsibility for the disposition of the investment of the assets held in the ESOP, including the stock. This Committee consists of five officers of the Company, three of whom are Mark H. Willes, Thomas Unterman and Donald F. Wright.

(4) Based on holdings as of December 31, 1997. Shares of Times Mirror stock held in the Times Mirror Savings Plus Plan accounts or allocated to participants' Payroll-Based Stock Ownership Plan ("PAYSOP") accounts are voted by the participants themselves on matters presented at meetings of shareholders. Shares allocated to the Times Mirror Savings Plus Plan accounts with respect to which no participant directions are received will remain unvoted. Shares allocated to the PAYSOP accounts with respect to which no participant directions are received will be voted by Fidelity Management Trust Company, as trustee of the Times Mirror Savings Plus Plan.

(5) This information is based solely on a Schedule 13G dated February 14, 1998 filed with the Securities and Exchange Commission (the "SEC") by FMR Corp. as a parent holding company on behalf of certain shareholders of FMR Corp. and its investment advisory subsidiary Fidelity Management & Research Company ("Fidelity"). Fidelity is the beneficial owner of 6,951,797 shares of the Series A Common Stock as a result of acting as investment advisor to various registered investment companies and as sub-advisor to a unit trust. Fidelity Management Trust Company, a subsidiary of FMR Corp., is the beneficial owner of 2,885,116 shares of the Series A Common Stock as a result of it serving as investment manager of institutional accounts. Fidelity International Limited, a company partially owned indirectly by certain shareholders of FMR Corp., is the beneficial owner of 20,900 shares of Series A Common Stock. FMR Corp. has sole power to vote 2,742,216 shares and sole power to dispose of 9,856,113 shares. See Note
    (4) above.


(6) This information is based solely on a Schedule 13G dated March 6, 1998 filed with the SEC on March 9, 1998 by Soros Fund Management LLC ("SFM"), George Soros, Stanley F. Druckenmiller and Duquesne Capital Management, L.L.C. ("DCM"). SFM, as principal investment manager, may be deemed to be the beneficial owner of 5,347,000 shares (over all of which it reports having sole dispositive and voting power) held for the account of Quantum Partners LDC ("Quantum"). Mr. Soros, as Chairman of SFM, may be deemed to be the beneficial owner of 5,347,000 shares (over all of which he reports having shared dispositive and voting power) held for the account of Quantum and, as a general partner, may be deemed to be the beneficial owner of 262,000 shares (over all of which he reports having sole dispositive and voting power) held for the account of Lupa Family Partners ("Lupa"). Mr. Druckenmiller, as Lead Portfolio Manager and a member of the management committee of SFM, may be deemed to be the beneficial owner of 5,347,000 shares (over all of which he reports having shared dispositive and voting power) held for the account of Quantum and, as an investor in and sole managing member of DCM, may be deemed to be the beneficial owner of 918,700 shares (over all of which he reports having sole dispositive and voting power) held for the accounts of institutional clients of DCM. DCM, as discretionary investment advisor, may be deemed to be the beneficial owner of 918,700 shares (over all of which it reports having sole dispositive and voting power) held for the accounts of institutional clients. SFM disclaims beneficial ownership of any shares held for the accounts of Lupa and the clients of DCM. Mr. Soros disclaims beneficial ownership of any shares held for the accounts of the clients of DCM. Mr. Druckenmiller disclaims beneficial ownership of any shares held for the account of Lupa. DCM disclaims beneficial ownership of any shares held for the accounts of Quantum and Lupa.

(7) This information is based solely on a Schedule 13G filed with the SEC on January 21, 1998 by Putnam Investments, Inc. ("PI"). PI, a wholly owned subsidiary of Marsh & McLennan Companies, Inc., wholly owns Putnam Investment Management, Inc. ("PIM"), which is the investment adviser to the Putnam family of mutual funds, and The Putnam Advisory Company, Inc. ("TPAC"), which is the investment adviser to Putnam's institutional clients. PIM and TPAC both have dispositive power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and TPAC has shared voting power over the shares held by the institutional clients.

BENEFICIAL OWNERSHIP OF MANAGEMENT

  The following table shows the beneficial ownership as of March 9, 1998 of the Company's common and preferred stock, including shares as to which a right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, of each director, each nominee, each executive officer listed in the Summary Compensation Table on page 13, and a group of such persons and other executive officers. For this purpose, the rules of the Securities and Exchange Commission require that every person who has or shares the power to vote or dispose of shares of stock be reported as a "beneficial owner" of all shares as to which such power exists. As a consequence, many persons may be deemed to be the "beneficial owners" of the same securities and for this reason all shares of Series A Common Stock, Series C Common Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock held by the trustees of the Chandler Trusts (see Note (2) on page 9) are included in the shares reported in the table below as "beneficially owned" by each director who is also a trustee of the Chandler Trusts. None of the persons listed below beneficially owns any shares of the Company's Cumulative Redeemable Preferred Stock, Series A. Unless otherwise indicated, beneficial ownership numbers represent shares over which the beneficial owner has sole voting and dispositive power.

                  TABLE OF BENEFICIAL OWNERSHIP OF MANAGEMENT

                               SERIES A                     SERIES C              SERIES C-1         SERIES C-2
                             COMMON STOCK                 COMMON STOCK          PREFERRED STOCK    PREFERRED STOCK
                          ---------------------------- ------------------------ ------------------ ------------------
                                               PERCENT                  PERCENT            PERCENT            PERCENT
                                                 OF                       OF                 OF                 OF
          NAME            TOTAL(1)(2)          SERIES   TOTAL(1)        SERIES   TOTAL     SERIES   TOTAL     SERIES
          ----            -----------          ------- ----------       ------- -------    ------- -------    -------
Gwendolyn Garland
 Babcock................   9,322,971(3)(4)(5)   14.77% 20,769,906(4)(5)  81.54% 380,972(4)  100%   245,100(4)  100%
Donald R. Beall.........      13,258(3)(5)        *           --           --       --       --        --       --
Horst A. Bergmann.......      74,133(7)           *           --           --       --       --        --       --
John E. Bryson..........      15,410(3)           *           --           --       --       --        --       --
Bruce Chandler..........   9,316,872(4)         14.76% 20,757,246(4)     81.49% 380,972(4)  100%   245,100(4)  100%
Otis Chandler...........   9,318,594(4)(5)      14.76% 20,761,229(4)(5)  81.51% 380,972(4)  100%   245,100(4)  100%
Robert F. Erburu........     682,216(3)          1.07%     57,513          *        --       --        --       --
Clayton W. Frye, Jr.....      17,333              *           190          *        --       --        --       --
Mary E. Junck...........      18,309(7)           *           --           --       --       --        --       --
David Laventhol.........      34,565              *        24,533          *        --       --        --       --
Dr. Alfred E. Osborne,
 Jr.....................      13,459(3)           *           385          *        --       --        --       --
Joan A. Payden..........      12,243              *           --           --       --       --        --       --
William Stinehart, Jr...   9,318,382(3)(4)(5)   14.76% 20,757,246(4)     81.49% 380,972(4)  100%   245,100(4)  100%
Thomas Unterman.........     164,997(7)           *           --           --       --       --        --       --
Mark H. Willes..........     336,038(7)           *           --           --       --       --        --       --
Harold M. Williams......      11,603              *           200          *        --       --        --       --
Warren B. Williamson....   9,318,164(3)(4)      14.76% 20,757,246(4)     81.49% 380,972(4)  100%   245,100(4)  100%
Donald F. Wright........     187,476(5)(7)        *        54,932(6)       *        --       --        --       --
Dr. Edward Zapanta......      14,671(3)(8)        *           --           --       --       --        --       --
All directors and
 executive officers as a
 group
 (26 persons, including
 those named above).....  11,026,592            17.11% 20,923,840        82.14% 380,972(4)  100%   245,100(4)  100%

-------
 * Less than 1%

(1) Includes shares held under the Company's Savings Plus Plan (including the PAYSOP) and Employee Stock Ownership Plan and allocated to the accounts of the executive officers as of December 31, 1997. Also includes shares held in the Company's Dividend Reinvestment Plan.

(2) Includes shares which may be acquired upon the exercise of outstanding stock options and that are currently exercisable within 60 days of March 9, 1998 as follows: 10,000 by Mrs. Babcock; 10,000 by Mr. Beall; 64,792 by Mr. Bergmann; 13,653 by Mr. Bryson; 10,000 by Mr. Bruce Chandler; 11,410 by Mr. Otis Chandler; 594,628 by Mr. Erburu; 10,000 by Mr. Frye; 7,500 by Ms. Junck; 10,000 by Dr. Osborne; 10,000 by Ms. Payden; 10,000 by Mr. Stinehart; 133,747 by Mr. Unterman; 248,100 by Mr. Willes; 10,000 by Mr. Williams; 10,000 by Mr. Williamson; 157,927 by Mr. Wright; and 10,000 by Dr. Zapanta.

(3) Includes shares deferred under The Times Mirror Company Non-Employee Directors Stock Plan.

(4) Includes shares held in the Chandler Trusts, as to which Mr. Stinehart disclaims beneficial ownership. See Note (2) on page 9.

(5) Includes shares held in trust, or other capacities, as to which beneficial ownership is disclaimed. Mr. Beall shares dispositive and voting power with respect to 1,243 shares and Mr. Wright shares dispositive and voting power with respect to 400 shares. See Note (2) on page 9 for dispositive and voting power of other persons indicated.

(6) Includes shares held by the Pfaffinger Foundation as to which Mr. Wright shares dispositive and voting power and disclaims beneficial ownership. As of March 9, 1998, the Pfaffinger Foundation held 50,000 shares of Series C Common Stock.

(7) Includes shares of restricted stock, including shares granted under the matching restricted stock program of The Times Mirror Company 1996 Management Incentive Plan.

(8) Includes shares held in an Individual Retirement Account.

                            EXECUTIVE COMPENSATION

  The following table sets forth information with respect to compensation of the chief executive officer of the Company and each of the four most highly compensated executive officers of the Company (other than the chief executive officer) serving in such capacity at December 31, 1997. This table includes information for each individual for services in all capacities to the Company for the fiscal years ended December 31, 1997, 1996 and 1995, unless otherwise noted.

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM COMPENSATION
                                                             -----------------------------
                                   ANNUAL COMPENSATION              AWARDS         PAYOUTS
                              ------------------------------ --------------------- -------
                                                                        SECURITIES
                                                             RESTRICTED UNDERLYING
                                                OTHER ANNUAL   STOCK      STOCK     LTIP    ALL OTHER
        NAME AND              SALARY    BONUS   COMPENSATION   AWARDS    OPTIONS   PAYOUTS COMPENSATION
   PRINCIPAL POSITION    YEAR   ($)    ($)(1)      ($)(2)      ($)(3)     (#)(4)   ($)(5)     ($)(6)
   ------------------    ---- ------- --------- ------------ ---------- ---------- ------- ------------
Mark H. Willes           1997 905,770 1,968,750    9,700      494,606    200,000       --      66,852
 Chairman of the         1996 798,076 1,350,000    2,900      338,859    180,200   745,084    101,503
 Board, President and    1995 409,616   525,000      --       595,000    108,000       --   1,085,613(7)
 Chief Executive
 Officer, and Publisher,
 Los Angeles Times
Thomas Unterman          1997 517,308   506,250      --       127,179     65,000       --       4,750
 Executive Vice
  President              1996 450,000   405,000      --       101,672     50,700   378,751      4,500
 and Chief Financial     1995 413,019   250,000      --           --      29,615   160,800      4,500
 Officer
Donald F. Wright         1997 452,116   407,157    2,644      102,338     40,000       --       4,750
 Executive Vice
  President,             1996 404,999   360,000    1,612       90,375     42,800   416,005     44,974
 and President and Chief 1995 404,230   150,000      --           --      31,385   214,400      4,500
 Executive Officer,
 Los Angeles Times
Mary E. Junck            1997 369,807   358,064    9,000       89,976     30,000       --       4,750
 Executive Vice
  President,             1996 330,000   315,000    9,000      206,390     57,100   266,988      4,500
 and President, Eastern  1995 330,000    80,000    9,000          --      20,637       --       4,500
 Newspapers
Horst A. Bergmann        1997 369,617   354,375    9,000       89,043     30,000       --       4,750
 Executive Vice
  President,             1996 289,519   157,500    9,000       39,562     47,600   192,480      4,500
 and Chairman, President
  and                    1995 284,486   100,000      --           --      14,382   111,735      4,500
 Chief Executive
  Officer,
 Jeppesen Sanderson
 and AchieveGlobal

-------
(1) An officer may elect to take his or her bonus award in the form of cash or deferred cash. Beginning with 1996 bonuses, an officer may also elect to take 25% of such bonus award in shares of Series A Common Stock.

(2) Represents amounts paid in cash as allowances for certain perquisites or to reimburse the named officers for the tax impact of certain perquisites. None of the named executive officers received perquisites or other personal benefits in an amount sufficient to require inclusion in this column.

(3) Restricted stock grants relate to the Company's Series A Common Stock. Dollar amounts shown in this column equal the number of shares of restricted stock awarded multiplied by the closing market price of the Company's Series A Common Stock on the grant date, net of any consideration paid. The restricted shares granted for special restricted stock awards vest 25% commencing on the second anniversary of the date of award and 25% on each successive anniversary of the award date. Mr. Willes' grant in 1995 and a special promotional grant in 1996 to Ms. Junck of 3,500 shares were special restricted stock awards. Under the Company's matching bonus restricted stock program under The Times Mirror Company 1996 Management Incentive Plan, certain officers of the

    Company can elect to place shares of Series A Common Stock on deposit with the Company in an amount equal to 25% of their bonus, which the Company then matches with the same number of restricted shares. The restricted shares granted on January 30, 1997 for 1996 compensation and on February 5, 1998 for 1997 compensation under the matching restricted stock program will vest 100% after four years, provided that the officer does not terminate employment with the Company prior to that time or withdraw the shares deposited with the Company for the match. Regular dividends are paid on restricted shares. As of December 31, 1997, the number and value of restricted stock award holdings, which do not include the restricted shares granted on February 5, 1998 for 1997 compensation, were as follows: 33,479 ($2,058,958) for Mr. Willes, 20,919 ($1,286,518) for Mr. Unterman, 1,928
    ($118,572) for Mr. Wright, 5,187 ($319,000) for Ms. Junck and 844 ($51,906)
    for Mr. Bergmann.

(4) Securities reported in the Summary Compensation Table above for the year 1996 were granted on December 7, 1995, but related to compensation for 1996 and are therefore reported as 1996 compensation. Except for stock options granted to Mr. Willes, the securities reported in the Summary Compensation Table above for the year 1995 were granted on November 30, 1994, but related to compensation for 1995 and are therefore reported as 1995 compensation. This reporting approach has been taken to tie the grants to the compensation period to which they relate rather than to the date of the Board or committee meeting at which the grants were made. Securities reported for Mr. Willes for 1995 relate to the grant of stock options to him when he joined the Company. Securities for Ms. Junck and Mr. Bergmann for 1996 also include a special promotional stock option grant for 25,000 shares. Securities reported for Mr. Unterman for 1997 also include a special performance award of 15,000 stock options.

(5) In 1996, deferred cash incentive awards which had previously been granted under the Company's 1992 Key Employee Long-Term Incentive Plan were canceled, and shares of the Company's Series A Common Stock with certain restrictions on transfer were granted in the place of such awards. Amounts reported for 1996 include the value of the shares and an amount equal to dividends paid during the first quarter of 1996 on such shares. Amounts reported for 1995 represent payouts earned for performance under the prior deferred cash incentive program.

(6) The amounts shown in this column for 1997 consist of the following: (i) Mr. Willes, $62,102 for relocation assistance (see page 22) and $4,750 for matching Company contributions under the Times Mirror Savings Plus Plan; and (ii) Messrs. Unterman, Wright and Bergmann and Ms. Junck, $4,750 for matching Company contributions under the Times Mirror Savings Plus Plan. The amounts shown in this column for 1996 consist of the following:
    (i) Mr. Willes, $97,003 for relocation assistance (see page 22), and $4,500 for matching Company contributions under the Times Mirror Savings Plus Plan; (ii) Messrs. Unterman and Bergmann and Ms. Junck, $4,500 for matching Company contributions under the Times Mirror Savings Plus Plan; and (iii) Mr. Wright, $40,474 for a payout for accrued vacation and $4,500 for matching Company contributions under the Times Mirror Savings Plus Plan.

(7) Mr. Willes received 25,000 shares of Series A Common Stock in February 1996 (having a market value of $871,875 at that time) in lieu of cash for a housing differential allowance and $213,738 in 1995 for relocation assistance, resulting from his relocation in 1995 to Los Angeles (see page
    22). These amounts were reported as bonus and as Other Annual Compensation, respectively, in the Company's 1995 proxy statement.

                              OPTION GRANTS TABLE

  The following table sets forth all grants of stock options for 1997 to the named executive officers of the Company under the Company's 1996 Management Incentive Plan.

                      OPTION GRANTS FOR FISCAL YEAR 1997

                               INDIVIDUAL GRANTS
--------------------------------------------------------------------------------
                            NUMBER OF     % OF
                            SECURITIES   TOTAL
                            UNDERLYING  OPTIONS   EXERCISE
                             OPTIONS   GRANTED TO OR BASE             GRANT DATE
                             GRANTED   EMPLOYEES   PRICE   EXPIRATION  PRESENT
NAME                          (#)(1)    FOR 1997   ($/SH)     DATE    VALUE$(2)
----                        ---------- ---------- -------- ---------- ----------
Mark H. Willes.............  200,000      4.3%    46.6875  1/30/2007  $2,344,000
Thomas Unterman............   65,000      1.4%    46.6875  1/30/2007     761,800
Donald F. Wright...........   40,000      0.9%    46.6875  1/30/2007     468,800
Mary E. Junck..............   30,000      0.7%    46.6875  1/30/2007     351,600
Horst A. Bergmann..........   30,000      0.7%    46.6875  1/30/2007     351,600

--------
(1) These options were granted at fair market value on January 30, 1997 and related to compensation for 1997. These options were granted under the Company's 1996 Management Incentive Plan ("MIP"), have a ten-year term and may be initially exercised as to 25% of the underlying shares on the first anniversary of the grant date, an additional 25% becoming exercisable on each successive anniversary date, with full vesting on the fourth anniversary date. Upon a change in control as described under the MIP, any previously unexercisable portion of the options becomes exercisable.

(2) Present value determinations were made using the Black-Scholes option pricing model. There is no assurance that any value realized by optionees will be at or near the value estimated by that model. The ultimate values of the options will depend on the future market price of the Series A Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend upon the excess, if any, of the market value of the Series A Common Stock on the date the option is exercised over the exercise price of the option. The model assumes (a) volatility of 0.22 derived by averaging the weekly historical volatility of the Company over the 52 week period prior to January 30, 1997 (the "Measurement Period"); (b) a risk-free rate of return based on the rate (6.30%) available on the grant date on zero-coupon U.S. Government issues with a remaining term equal to the expected life of the options (5 years); and (c) a dividend yield of 2.33% derived by taking the Company's target payout ratio divided by the Company's static price to earnings ratio. The options vest at a rate of 25% per year over a 4 year period commencing on the first anniversary of the grant date. The Black-Scholes ratio was applied to the average of the closing prices for the most recent 20 trading days ending January 30, 1997.

 AGGREGATED OPTION EXERCISES IN 1997 AND OPTION VALUES AS OF DECEMBER 31, 1997

  The following table sets forth certain information with respect to exercises by the named executive officers of stock options during 1997, the number of securities underlying unexercised options held by the named executive officers at December 31, 1997 and the value of unexercised in-the-money options as of December 31, 1997.

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                            OPTIONS AS OF          IN-THE-MONEY OPTIONS
                                                          DECEMBER 31, 1997     AS OF DECEMBER 31, 1997(1)
                                                      ------------------------- ----------------------------
                         SHARES ACQUIRED    VALUE
NAME                     ON EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE   UNEXERCISABLE
----                     --------------- ------------ ----------- ------------- ------------  --------------
Mark H. Willes..........        --              --       90,100      398,100      $2,477,750     $10,131,500
Thomas Unterman.........        --              --       87,882      119,965       3,379,797       2,945,228
Donald F. Wright........        --              --      116,542       92,785       4,575,886       2,543,109
Mary E. Junck...........     25,896        $701,047      14,275       85,437         346,078       2,157,567
Horst A. Bergmann.......        --              --       42,910       74,432       1,488,495       1,755,475

--------
(1) Represents the difference between the closing price of the Company's Series A Common Stock on December 31, 1997 ($61.50) and the option price on the date of grant.

  The following material is not deemed to be part of a document filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and is not to be deemed to be incorporated by reference in any documents filed under the Securities Act of 1933, as amended, without the express consent of the persons named below.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

 Committee Charter

  Prior to 1998, the Board of Directors of The Times Mirror Company (the "Company") delegated to the Compensation Committee (the "Committee") the authority to review, consider and determine the compensation of the Company's executive officers. In February 1998, the Compensation Committee delegated to the Executive Compensation Subcommittee of the Compensation Committee the authority to review, consider and determine the compensation of the Company's executive officers. The Compensation Committee was first established in 1962 and its activities have included the review and development of executive compensation programs and the award of incentive payments under those programs. The names of the Committee's members appear below. None of the members of the Committee is employed by the Company and none is employed by companies whose boards of directors include an officer of the Company.

 Compensation Policies

  The Committee's policies are designed to assist the Company in attracting, retaining and motivating qualified executives by providing competitive levels of compensation that align directly shareholders' and executives' financial interests, reward achievement of the Company's annual and long-term performance goals, and recognize individual initiative and achievements. As a result of extensive consideration in 1995 of the Company's compensation policies, the Committee implemented a performance-based compensation program involving annual bonus incentive awards contingent on satisfaction of pre-established performance goals selected by the Committee under the 1996 Management Incentive Plan ("Incentive Plan"), approved by shareholders in 1996, and on individual performance and stock-based arrangements. The Incentive Plan implements the Committee's approach of providing total compensation which is leveraged based upon individual, corporate and business unit performance.

  The specific objectives of the executive compensation program are to (a) link directly shareholder and executive interests; (b) balance rewards for achieving short-term and long-term performance objectives (financial and strategic); (c) ensure that total compensation costs vary in direct correlation with the Company's financial results; and (d) encourage executives to acquire and retain Company stock. In December 1995, the Committee adopted stock ownership guidelines for the Company's senior key executives to further align their interests with those of shareholders. The guidelines suggest minimum stock ownership thresholds, excluding unexercised stock options, for executives depending on their positions, and range from a minimum of at least one year's base salary for vice presidents of the Company and chief executive officers and selected key executives of the Company's various business units to four years' base salary for the Chairman, President and Chief Executive Officer of the Company. The Company expects that executives will reach full compliance with these guidelines over several years, and many executives have already done so.

  For 1997, executives' total compensation packages typically consisted of salary, an annual bonus incentive award and stock option grants. The allocation of types of compensation varied depending on level, position and function, with more senior executives having a greater portion of their compensation packages tied to performance achievements. Based on a regular review of survey data of other companies of comparable size, complexity and industry focus provided by independent, nationally recognized compensation consulting firms, the Committee generally set executives' base salaries at median levels, executives' bonus incentive targets slightly above the median and stock option grants at levels consistent with the prior year's grant. The compensation survey data reviewed by the Committee includes information on pay levels for companies within the media/communications industry against which the Company may compete in whole or in part for business or talent.

  The amount of annual bonus incentive awards for 1997 was determined by reference to pre-established financial performance goals, notably the Company's actual 1997 financial results which significantly exceeded the 1997 targets for return on capital, net income and earnings per share. In addition to weighing annual performance, the Committee considered favorably the strategic actions taken in 1997 to restart growth in the Company's newspapers and to reevaluate the Company's position in legal and medical publishing. The Committee also found particularly noteworthy the Company's recapitalization transaction with the Chandler Trust in August 1997 which balanced the interests of the Company and the Trusts in a manner that measurably created shareholder value.

 Compensation of Mark H. Willes, the Chief Executive Officer

  Mr. Willes' compensation, and that of other Company executives, was determined on a leveraged basis that was heavily weighted toward performance to align executives' interests with those of the shareholders. The Committee's consideration in setting the 1997 compensation of Mr. Willes was strongly influenced by the improvement in return on capital and earnings per share experienced by the Company during 1996 and by the Company's achievement of certain strategic initiatives during 1996. In January 1997, the Committee set Mr. Willes' base compensation for 1997 at $875,000. In January 1998, the Committee awarded Mr. Willes a bonus of $1,968,750 with respect to 1997 performance. In 1997, the Committee granted him options on 200,000 shares of Series A Common Stock with an exercise price of $46.6875 (the stock's market price on the date of grant) as part of his compensation for 1997. In taking such actions, the Committee also considered Mr. Willes' success in the continued revitalization of the Company and in incenting its executives to achieve significant internal growth.

 Company Policy Regarding Section 162(m) of the Internal Revenue Code

  Under the 1993 Omnibus Budget Reconciliation Act ("OBRA"), income tax deductions for compensation paid by publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock vesting, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1 million in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be made from a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the committee must certify that the performance goals were achieved before payments can be awarded.

  The Committee intends generally to design the Company's compensation programs to conform with the OBRA legislation and related regulations so that total non-qualifying compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance-based." The Incentive Plan is designed so that option grants and all or a portion of restricted stock grants and annual incentive bonuses paid under the Incentive Plan may be qualified as "performance-based." However, the Company may pay compensation which is not deductible in limited circumstances when sound management of the Company so requires.

      CLAYTON W. FRYE, JR., CHAIRMAN               DR. ALFRED E. OSBORNE, JR.
      DONALD R. BEALL                              WARREN B. WILLIAMSON
      JOHN E. BRYSON                               DR. EDWARD ZAPANTA

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1997, Messrs. Frye, Beall, Bryson and Williamson and Drs. Zapanta and Osborne served on the Compensation Committee. As described in Certain Relationships and Related Transactions on page 21, Mr. Williamson is a trustee and a beneficiary of the Chandler Trusts, which in August 1997 consummated a recapitalization transaction with the Company.

                         STOCK PRICE PERFORMANCE GRAPH

  The stock price performance graph depicted below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  The graph below compares the cumulative total return of Times Mirror, the S&P 500 Stock Index and the following group of peer companies (the "Peer Group"):
A. H. Belo Corporation, Dow Jones & Company, Inc., The E. W. Scripps Company, Gannett Co., Inc., Knight-Ridder, Inc., McClatchy Newspapers, Inc., The McGraw Hill Companies, Inc., Media General, Inc., Meredith Corporation, The New York Times Company, Tribune Company and The Washington Post Company.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
                 OF TIMES MIRROR, S&P 500 INDEX AND PEER GROUP


                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           TIMES          S&P          PEER
(Fiscal Year Covered)        MIRROR(2)      500 INDEX    GROUP(3)
---------------------        ---------      ---------    --------
Measurement Pt-  12/31/92    $100           $100         $100
FYE  12/31/93                $111           $110         $116
FYE  12/31/94                $107           $112         $113
FYE  12/31/95                $173           $153         $141
FYE  12/31/96                $256           $189         $170
FYE  12/31/97                $319           $252         $267

--------
(1) Assumes $100 invested on December 31, 1992 in the common stock of Times Mirror, the S&P 500 Index and the common stock of the Peer Group. Total shareholder return assumes full reinvestment of dividends and other distributions.

(2) The above graph reflects distributions received in connection with the divestiture of the Company's cable operations as a dividend in 1995. Such dividend is assumed to have been reinvested in the Company's common stock as of the date of such divestiture.

(3) Peer Group data is weighted by market capitalization as of the beginning of each year.

                               RETIREMENT PLANS

  The following table illustrates the maximum annual benefits payable as a single life annuity under the basic benefit formula in the Pension Plan (see below) to an officer or employee retiring at age 65 with the specified combination of final average salary and years of credited service.

                              PENSION PLAN TABLE

                                         YEARS OF CREDITED SERVICE AT RETIREMENT
                FINAL AVERAGE            ---------------------------------------
               SALARY (5 YEARS)             15        20        25        30
               ----------------          --------- --------- --------- ---------
      $  300,000........................ $  78,750 $ 105,000 $ 131,250 $ 157,500
         400,000........................   105,000   140,000   175,000   210,000
         500,000........................   131,250   175,000   218,750   262,500
         600,000........................   157,500   210,000   262,500   315,000
         700,000........................   183,750   245,000   306,250   367,500
         800,000........................   210,000   280,000   350,000   420,000
         900,000........................   236,250   315,000   393,750   472,500
       1,000,000........................   262,500   350,000   437,500   525,000
       1,100,000........................   288,750   385,000   481,250   577,500
       1,200,000........................   315,000   420,000   525,000   630,000

  The Company maintains a retirement income plan (the "Pension Plan") which is a funded, qualified, non-contributory, defined benefit plan that covers most employees including executive officers. The Pension Plan provides benefits based on the participant's highest average salary for five consecutive years within the ten years prior to retirement and the participant's length of service. Benefit amounts will be offset by a portion of the primary Social Security benefit to be received by the participant. A survivor's annuity for the spouse of a vested participant is also provided.

  In general, compensation covered by the Pension Plan includes salary and wages, but does not include bonuses, overtime pay, or other unusual or extraordinary compensation. For the executive officers whose compensation is shown in the Summary Compensation Table on page 13, up to $160,000 paid in 1997 and designated as salary in that table is covered by the Pension Plan. Credited years of service under the Pension Plan as of December 31, 1997 were approximately 2 years for Mr. Willes, 5 years for Mr. Unterman, 20 years for Mr. Wright, 4 years for Ms. Junck and 34 years for Mr. Bergmann.

  The amounts shown in the Pension Plan Table above have been calculated without adjustment for Social Security benefits, and thus may be subject to reduction to recognize primary Social Security benefits to be received by the participant. The amounts shown in the Table above have also been calculated without reference to the maximum limitations ($125,000 in 1997) imposed by the Internal Revenue Code on benefits which may be paid under a qualified defined benefit plan. Optional forms of payment available under the Pension Plan may result in substantially reduced payments to an employee electing such an option.

  In addition to the amounts shown in the above Pension Plan Table, certain active participants employed on March 29, 1985 were eligible for a past service benefit improvement as a single sum equal to 2% of their 1984 base salary (for participants in the Supplemental Executive Retirement Plan (the "SERP"), 2% of their aggregated 1984 base salary and 1984 annual bonus) multiplied by the years of credited service before 1985. This amount will be increased by an amount equal to interest, currently at 7 1/2% per annum, until termination or retirement and then may be paid as a single sum or converted into an equivalent annuity commencing at retirement. The estimated annual past service improvement benefit from the Pension Plan and the SERP for the officers named in the Summary Compensation Table on page 13 and employed by the Company on March 29, 1985 is $12,972 for Mr. Wright.

  The Company also maintains an Employee Stock Ownership Plan (the "ESOP"). Benefits provided by the ESOP are coordinated with benefits provided under the Pension Plan so that benefits payable under the ESOP will be offset against benefits otherwise payable under the Pension Plan. Effective January 1, 1995, the Company discontinued its contributions to the ESOP for plan years after 1994. Certain officers of the Company were eligible to participate in the ESOP and, subject to applicable limitations imposed by the Internal Revenue Code and by the Employee Retirement Income Security Act of 1974 ("ERISA"), will be entitled to receive shares which have been allocated to their accounts and other benefits provided by the ESOP. Estimated individual account balances of Series A and Series C Common Stock (aggregated for each individual) as of December 31, 1997 were as follows: 701 shares for Mr. Unterman and 5,655 shares for Mr. Wright.

  The Company also maintains the SERP to provide retirement benefits for certain officers of the Company designated by the Compensation Committee of the Board of Directors. Participants in the SERP will be entitled to receive vested benefits under the SERP in addition to benefits payable under all other employee benefit plans. Of the named officers on page 13, the Compensation Committee has designated Messrs. Willes, Unterman, Wright and Bergmann and Ms. Junck as participants in the SERP.

  Benefits payable under the SERP will be determined in substantially the same manner as under the Pension Plan except that (a) covered compensation includes both base salary and awards under the bonus-incentive program, and (b) the amount payable will be calculated without regard to the provisions of Section 415 of the Internal Revenue Code or other legal limits on benefits under a qualified pension plan. The SERP provides that each participant will receive benefits under the SERP at least equal to the difference between the amount he or she would have been entitled to receive without regard to the maximum limitations imposed by the Internal Revenue Code and the amount such participant is entitled to receive under the Pension Plan. If a married participant dies, his or her spouse will be entitled to receive a lifetime annuity equal to approximately one-half the amount the participating officer would have been entitled to receive under the SERP as of the date of the participant's death.

  The SERP is unfunded. Participants become vested under the same schedule as in the Pension Plan or upon a change in control and each such participant will be entitled to receive his or her benefits under the SERP commencing upon retirement, provided that any such benefit commencing prior to age 65 will be actuarially reduced to reflect its commencement prior to age 65.

  The Company has established an ERISA excess retirement plan (the "Excess Plan") to provide pension benefits for certain employees including officers of the Company but excluding participants in the SERP. The Excess Plan provides that each participant will receive benefits under the Excess Plan equal to the difference between the amount he or she would have been entitled to receive without regard to the maximum limitations imposed by the Internal Revenue Code and the amount such participant is entitled to receive under the Pension Plan. Participants will be vested under the Excess Plan under the same vesting provisions as the Pension Plan. The Excess Plan is unfunded.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Four of the Company's present directors (Gwendolyn Garland Babcock, Bruce Chandler, Otis Chandler and Warren B. Williamson) are cousins. Gwendolyn Garland Babcock, Bruce Chandler, Camilla Chandler Frost, Douglas Goodan, William Stinehart, Jr., Judy C. Webb and Warren B. Williamson are the trustees of two trusts known as the "Chandler Trusts." Camilla Chandler Frost is the sister of Otis Chandler and a cousin of the other directors named above (other than Mr. Stinehart). Douglas Goodan and Judy C. Webb are also cousins of each of the directors named above (other than Mr. Stinehart). The trustees (other than Mr. Stinehart) and other of their relatives are beneficiaries of the Chandler Trusts. The Chandler Trusts, their trustees and the general family group of which they are members may be deemed to be "parents" of the Company within the meaning of the Securities Act of 1933, as amended.

  In August 1997, the Company and the Chandler Trusts consummated a transaction that consisted of two parts. First, the Company and the Chandler Trusts made contributions of assets to a new limited liability company. Second, Chandis Securities Company, a company principally owned by one of the Chandler Trusts, was merged into a subsidiary of the Company.

  In forming the new limited liability company, the Company contributed real property having an appraised value of $226 million and $249 million in cash. The Chandler Trusts contributed approximately 5 million shares of Series A Common Stock, valued at $254 million, and $221 million stated value of 8% Series A Preferred Stock. The real property was leased back to the Company under long-term leases and the cash was invested in a portfolio of securities of unrelated issuers. Pursuant to the allocations of the limited liability company, approximately $7,683,000 of the lease payments and $1,033,000 of dividends received by the limited liability company in 1997 were allocated to the Chandler Trusts.

  As a result of the merger, a subsidiary of the Company became the owner of all of Chandis Securities' assets, including approximately 8.6 million shares of Series A Common Stock, approximately 9.7 million shares of Series C Common Stock, approximately $190 million stated value of 8% Series A Preferred Stock and $21 million of real estate, cash and other miscellaneous net assets. In the merger, the Chandis Securities shareholders received, in exchange for all the outstanding shares of Chandis Securities, 6.6 million shares of Series A Common Stock, 9.7 million shares of Series C Common Stock and an aggregate of $313 million stated value of newly authorized preferred stock. The annual dividend rate of the preferred stock is 5.8% through December 31, 2000 and is subject to possible upward adjustment thereafter in the same proportion as the percentage increase in the Company's annual common stock dividend rate, to a maximum dividend rate of 8.4%.

  The Company has an agreement with Mr. Otis Chandler, a director of the Company and its former Chairman and Editor-in-Chief and Publisher of the Los Angeles Times, under which he is entitled to receive supplemental payments from the Company sufficient to provide an aggregate of $300,000 each year from
(i) payments made to or for Mr. Chandler's account under the Company's Pension Plan and ESOP, and (ii) supplemental payments to be made by the Company. That agreement also provides for payment of supplemental benefits to Mr. Chandler's widow following his death sufficient to provide her, from her survivor's annuity under the Company's Pension Plan and a supplemental benefit from the Company, an aggregate of one-half of the amount Mr. Chandler is entitled to receive. Mr. and Mrs. Chandler are also entitled to continuation of life insurance on Mr. Chandler's life and medical and dental coverage provided for certain retired officers.

  Mr. Robert F. Erburu, a director of the Company and its former Chairman, President and Chief Executive Officer, receives pension payments from the Company under the SERP, and medical and dental coverage provided by the Company for certain retired officers.

  The Company entered into an agreement with Mr. Willes when he joined the Company in 1995 relating to the terms of his employment with the Company. Under that agreement, Mr. Willes was to serve as President and Chief Executive Officer until January 1, 1996, and also as Chairman of the Board after that date, at a salary of not less than $750,000 per year and with a target annual incentive bonus of not less than $450,000, subject in 1995 to proration for the number of months Mr. Willes was employed by the Company. The agreement provided for Mr. Willes to receive a stock option grant for 108,000 shares and 35,000 shares of restricted stock in 1995, for a target deferred cash incentive award of $600,000 for the 1995 through 1997 performance cycle under the Company's 1992 Key Employee Long-Term Incentive Plan, and for the Company to assume various costs and obligations in connection with Mr. Willes' relocation to Los Angeles. Mr. Willes is entitled to participate in retirement, deferred compensation, insurance and other employee benefit programs. Pursuant to an amendment to his agreement effective February 1998, he will receive a supplemental pension benefit so that his total pension benefit from Times Mirror is equal to the greater of (a) the benefit he earns under the SERP determined based on the aggregate of his service with Times Mirror and his former employer (a total of approximately 17 years of service) offset by the benefit he earned under the pension plans maintained by his former employer and (b) the benefit provided under his original agreement, which was the benefit Mr. Willes would have received under the pension plans maintained by his former employer based on his service with Times Mirror and his former employer and his salary with his former employer increased by 5% per year offset by the benefit he actually earned under such pension plans. The agreement further provides that if Mr. Willes terminates employment with the Company prior to age 60 for "good reason" or if his employment is terminated other than for "cause" or disability (as those terms are defined in the agreement), the Company will (i) pay two years' salary and target bonus,
(ii) pay Mr. Willes' target annual bonus incentive award for the year of termination, pro rated for the number of months of active employment in such year, (iii) treat such termination as an early termination for purposes of determining benefits under various benefit plans, (iv) seek to have the restrictions on his restricted stock treated according to the terms applicable in situations of early retirement, (v) provide for continued participation and service credit under various retirement, deferred compensation, insurance and other employee benefit programs, and (vi) provide such other benefits as are offered to retiring officers.

  The Company has an agreement with Mr. David Laventhol, a director of the Company and its former President and Publisher of the Los Angeles Times, under which he will be entitled to receive supplemental payments from the Company sufficient to provide an aggregate pension benefit of $427,000 per year, including payments under the Company pension plans, the ESOP and the SERP. In addition, he will receive medical and dental coverage and death benefits provided by the Company for certain retired officers.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all forms were filed in a timely manner during fiscal 1997, except that (i) a Form 4 for Otis Chandler with respect to one transaction was filed late and (ii) a Form 4 for Gwendolyn Garland Babcock with respect to one transaction was filed late.

                             REVOCATION OF PROXIES

  Any shareholder may revoke a proxy by delivering a written notice of revocation to the Company's transfer agent, Harris Trust and Savings Bank, P.
O. Box 1878, Chicago, Illinois 60690-9312, or to the Secretary of the Company at Times Mirror Square, Los Angeles, California 90053, by executing another proxy bearing a later date, or by voting the shares in person at the meeting of shareholders.

                              1999 ANNUAL MEETING

  Shareholder proposals must be received by the Company on or before November 27, 1998 to be considered for inclusion in the proxy statement and presentation at the 1999 Annual Meeting of Shareholders, which is expected to be held on May 6, 1999.

                                    GENERAL

  The cost of soliciting proxies will be borne by the Company. Proxy cards and materials will also be distributed to beneficial owners of stock through brokers, dealers, banks, voting trustees, custodians, nominees and other like parties, and the Company will reimburse such parties for their charges and expenses in connection with the distribution at the rates approved by the New York Stock Exchange. The Company has retained Georgeson & Company Inc. ("Georgeson") to assist in the solicitation of proxies. Georgeson may solicit proxies by mail, telephone, facsimile and personal solicitation, and will request brokerage houses and other nominees, fiduciaries and custodians nominally holding of record shares of Series A and Series C Common Stock to forward proxy soliciting material to the beneficial owners of such shares. The Company will pay Georgeson a fee estimated not to exceed $10,000 plus reimbursement of expenses. In addition, following the original mailing of the proxy soliciting material, directors, officers and regular employees of the Company may solicit proxies by mail, telephone, facsimile and personal interview, for which they will receive no additional compensation.

                                          Stephen C. Meier
                                          Secretary

March 27, 1998

[LOGO OF TIMES MIRROR]



                                [RECYCLE LOGO]

                           Printed on recycled paper.

PROXY                                                                      PROXY
                           [LOGO OF TIMES MIRROR]

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF SHAREHOLDERS--MAY 7, 1998

 THE UNDERSIGNED, REVOKING ALL PRIOR PROXIES, HEREBY APPOINTS MARK H. WILLES AND THOMAS UNTERMAN, OR EACH OR EITHER OF THEM, PROXIES FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL SHARES OF SERIES A COMMON STOCK AND SERIES C COMMON STOCK WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE TIMES MIRROR COMPANY TO BE HELD IN MELVILLE, NEW YORK ON MAY 7, 1998 AT 10:30 A.M., EASTERN TIME, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF, UPON SUCH BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT THEREOF INCLUDING, WITHOUT LIMITING SUCH GENERAL AUTHORIZATION, THE PROPOSALS DESCRIBED ON THE REVERSE SIDE OF THIS CARD AND IN THE ACCOMPANYING PROXY STATEMENT.

 UNLESS OTHERWISE SPECIFIED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, AND FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                       SERIES A AND SERIES C COMMON STOCK

                 (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

                                  TIMES MIRROR
  IMPORTANT: PLEASE MARK BOXES TO GIVE VOTING INSTRUCTIONS (SEE NOTE BELOW). [X]

[                                                                              ]

1. ELECTION OF DIRECTORS--Nominees: CLASS III: 01-Gwendolyn Garland Babcock, 02-Clayton W. Frye, Jr., 03-William Stinehart, Jr. and 04-Mark H. Willes

                                        For All
                    For      Withhold   Except
                    [_]        [_]        [_]


------------------------------
Nominee Exceptions

2. Ratifying the appointment of Ernst & Young LLP as Independent Auditors for the Company and its subsidiaries



                    For      Against    Abstain
                    [_]        [_]        [_]




The undersigned agrees that said proxies may vote in accordance with their discretion with respect to any other matters which may properly come before this meeting. Should any nominee for director become unavailable, discretionary authority is conferred to vote for a substitute. The undersigned instructs such proxies to vote as directed on the reverse side.

This Proxy should be dated, signed by the shareholder exactly as printed at the left and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Dated                    , 1998
     -------------------

-------------------------------
(Signature)

--------------------------------
(Signature if held jointly)

[_] I PLAN TO ATTEND THE MEETING.
--------------------------------------------------------------------------------
                         -- FOLD AND DETACH HERE --


CONTROL NUMBER                                            [LOGO OF TIMES MIRROR]
      [_]
                               VOTE BY TELEPHONE
                 CALL ** TOLL FREE ** ON A TOUCH TONE TELEPHONE
                            1-888-221-0694--ANYTIME
                        THERE IS NO CHARGE FOR THIS CALL

            Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card, and gives them discretion to vote on such other matters as may properly come before the meeting.

            You will be asked to enter a Control Number
            which is located in the box on the left side of
            this form. IF YOU ENTER YOUR CONTROL NUMBER,
            BUT DO NOT MAKE A CHOICE ON ANY ITEM, YOUR
            SHARES WILL BE VOTED FOR ITEM 1 AND ITEM 2.
                                 ---
            OPTION #1: TO VOTE AS THE BOARD OF DIRECTORS
            RECOMMENDS ON ALL ITEMS: PRESS 1

                WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY
                              PRESSING 1.

            OPTION #2: IF YOU CHOOSE TO VOTE ON EACH ITEM
            SEPARATELY, PRESS 0. YOU WILL HEAR THESE
            INSTRUCTIONS:

               Item 1:  To vote FOR ALL nominees, press 1;
                        to WITHHOLD FOR ALL nominees, press
                        9

                        To WITHHOLD FOR AN INDIVIDUAL nominee, Press
                        0 and listen to the instructions

               Item 2:  To vote FOR, press 1; AGAINST, press
                        9; ABSTAIN, press 0

                WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY
                              PRESSING 1.

            IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR
                                 PROXY.

                          THANK YOU FOR VOTING.

PROXY                                                                      PROXY
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF SHAREHOLDERS--MAY 7, 1998

TO: PARTICIPANTS IN THE TIMES MIRROR SAVINGS PLUS PLAN
    AND THE TIMES MIRROR EMPLOYEE STOCK OWNERSHIP PLAN

 THE TIMES MIRROR SAVINGS PLUS PLAN (THE "SPP") AND THE TIMES MIRROR EMPLOYEE STOCK OWNERSHIP PLAN (THE "ESOP") PROVIDE THAT THE TRUSTEE SHALL VOTE ALL SHARES OF TIMES MIRROR COMMON STOCK HELD IN THE SPP (INCLUDING PAYSOP) AND ALL SHARES ALLOCATED TO PARTICIPANTS' ACCOUNTS UNDER THE ESOP AT ANY MEETING OF SHAREHOLDERS OF THE COMPANY IN ACCORDANCE WITH WRITTEN INSTRUCTIONS FROM THE PARTICIPANTS. PLEASE MARK YOUR VOTING INSTRUCTIONS FOR THE MAY 7, 1998 ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE SPACES PROVIDED ON THE REVERSE SIDE OF THIS CARD, SIGN AND DATE THE FORM AND RETURN IT TO THE COMPANY'S TRANSFER AGENT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. PLEASE RETURN THIS CARD PROMPTLY.

                                             THE TRUSTEES

 YOU MAY RECEIVE OTHER INSTRUCTION CARDS FOR SHARES REGISTERED IN A DIFFERENT MANNER. IF SO, PLEASE SIGN AND RETURN ALL SUCH INSTRUCTION CARDS IN THE ENCLOSED ENVELOPE.

                       SERIES A AND SERIES C COMMON STOCK

TO: TRUSTEES FOR THE TIMES MIRROR SAVINGS PLUS PLAN AND THE TIMES MIRROR
    EMPLOYEE STOCK OWNERSHIP PLAN

 PLEASE VOTE ALL SHARES OF TIMES MIRROR SERIES A AND SERIES C COMMON STOCK HELD IN MY ACCOUNT UNDER THE TIMES MIRROR SAVINGS PLUS PLAN (INCLUDING PAYSOP) AND ALL SUCH SHARES ALLOCATED TO MY ACCOUNT UNDER THE TIMES MIRROR EMPLOYEE STOCK OWNERSHIP PLAN AS FOLLOWS:

                 (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

                                  TIMES MIRROR
IMPORTANT: PLEASE MARK BOXES TO GIVE VOTING INSTRUCTIONS (SEE NOTE BELOW).[X]

[                                                                              ]

1. ELECTION OF DIRECTORS--Nominees: CLASS III: 01-Gwendolyn Garland Babcock, 02-Clayton W. Frye, Jr., 03-William Stinehart, Jr. and 04-Mark H. Willes

   FOR [_]   WITHHOLD [_]   FOR ALL EXCEPT [_]


   --------------------------
   Nominee Exceptions

2. Ratifying the appointment of Ernst & Young LLP as Independent Auditors for the Company and its subsidiaries

   FOR [_]   AGAINST [_]    ABSTAIN [_]



Dated: __________________________________________________________________ , 1998

--------------------------------------------------------------------------------
Please sign exactly as imprinted at left

NOTE: Your voting instructions are solicited for shares in your Savings Plus Plan account (including PAYSOP) and shares allocated to your account under the ESOP. All such shares will be voted as you direct, but if you fail to return your instructions your shares held in the ESOP and in the PAYSOP portion of the Savings Plus Plan will be voted by the Trustees as directed by the Plan Administration Committee appointed by the Board of Directors of the Company. Your shares in the Savings Plus Plan, exclusive of the PAYSOP account, will remain unvoted and will be recorded as abstentions if you fail to return your instructions.

--------------------------------------------------------------------------------

                            -- FOLD AND DETACH HERE --

CONTROL NUMBER                                            [LOGO OF TIMES MIRROR]

--------------

                               VOTE BY TELEPHONE
                 CALL HH TOLL FREE HH ON A TOUCH TONE TELEPHONE
                            1-888-221-0694--ANYTIME
                        THERE IS NO CHARGE FOR THIS CALL

            Your telephone vote authorizes the Trustee to vote your shares in the same manner as if you marked, signed and returned your proxy card.

            You will be asked to enter a Control Number which is located in the box on the left side of this form. IF YOU ENTER YOUR CONTROL NUMBER,
            BUT DO NOT MAKE A CHOICE ON ANY ITEM, YOUR
            SHARES WILL BE VOTED FOR ITEM 1 AND ITEM 2.

            OPTION #1: TO VOTE AS THE BOARD OF DIRECTORS
            RECOMMENDS ON ALL ITEMS: PRESS 1

                WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY
                              PRESSING 1.

            OPTION #2: IF YOU CHOOSE TO VOTE ON EACH ITEM
            SEPARATELY, PRESS 0. YOU WILL HEAR THESE
            INSTRUCTIONS:

               Item 1:  To vote FOR ALL nominees, press 1;
                        to WITHHOLD FOR ALL nominees, press 9

                        To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions

               Item 2:  To vote FOR, press 1; AGAINST, press 9;
                        ABSTAIN, press 0

                WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY
                              PRESSING 1.

            IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR
                                 PROXY.

                         THANK YOU FOR VOTING.